Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2014

ISSAQUAH, Wash., May 29, 2014 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and the first thirty-six-weeks of fiscal 2014, ended May 11, 2014. Net sales for the quarter increased seven percent, to $25.23 billion, from $23.55 billion last year. Net sales for the first thirty-six weeks increased six percent, to $75.46 billion, from $71.10 billion last year.

Comparable sales were as follows:

	12 Weeks	36 Weeks
U.S.	5%	4%
International	3%	1%
Total	4%	3%

Comparable sales for these periods, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

	12 Weeks	36 Weeks
U.S.	6%	5%
International	8%	7%
Total	6%	5%

Net income for the quarter was $473 million, or $1.07 per diluted share, compared to $459 million, or $1.04 per diluted share, last year. Net income for the first thirty-six weeks was $1.36 billion, or $3.07 per diluted share, compared to $1.42 billion, or $3.23 per diluted share, last year. Net income for the thirty-six week period last year was positively impacted by a second quarter $62 million ($.14 per diluted share) tax benefit in connection with the portion of the special cash dividend paid in December 2012 to the Company 401(k) plan participants.

Costco currently operates 655 warehouses, including 464 in the United States and Puerto Rico, 87 in Canada, 33 in Mexico, 25 in the United Kingdom, 19 in Japan, 10 in Taiwan, 10 in Korea, six in Australia, and one in Spain. The Company plans to open up to an additional eight new warehouses prior to the end of its fiscal year on August 31, 2014. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) today, May 29, 2014, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, amounts expected to be spent on expansion plans, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 11, 2014	May 12, 2013	May 11, 2014	May 12, 2013
REVENUE
Net sales	$25,233	$23,552	$75,457	$71,099
Membership fees	561	531	1,660	1,570

Total revenue	25,794	24,083	77,117	72,669
OPERATING EXPENSES
Merchandise costs	22,554	21,038	67,421	63,530
Selling, general and administrative	2,487	2,313	7,519	7,006
Preopening expenses	16	10	48	34

Operating income	737	722	2,129	2,099
OTHER INCOME (EXPENSE)
Interest expense	(25)	(25)	(78)	(63)
Interest income and other, net	12	15	60	61

INCOME BEFORE INCOME TAXES	724	712	2,111	2,097
Provision for income taxes	245	248	728	658

Net income including noncontrolling interests	479	464	1,383	1,439
Net income attributable to noncontrolling interests	(6)	(5)	(22)	(17)

NET INCOME ATTRIBUTABLE TO COSTCO	$473	$459	$1,361	$1,422

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.08	$1.05	$3.10	$3.27

Diluted	$1.07	$1.04	$3.07	$3.23

Shares used in calculation (000’s)
Basic	439,446	436,488	439,058	435,293
Diluted	442,720	440,780	442,651	439,738

Cash dividends declared per common share	$0.355	$0.31	$0.975	$7.86

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	May 11, 2014	September 1, 2013
ASSETS
Cash and cash equivalents	$5,736	$4,644
Short-term investments	1,539	1,480
Receivables, net	1,115	1,201
Merchandise inventories	8,483	7,894
Deferred income taxes and other current assets	660	621

Total current assets	17,533	15,840
Property and equipment, net	14,583	13,881
Other assets	585	562

TOTAL ASSETS	$32,701	$30,283

LIABILITIES AND EQUITY

Accounts payable	$8,361	$7,872
Accrued salaries and benefits	2,056	2,037
Other current liabilities	2,973	2,181
Deferred membership fees	1,297	1,167

Total current liabilities	14,687	13,257
Long-term debt, excluding current portion	4,985	4,998
Deferred income taxes and other liabilities	1,008	1,016

Total liabilities	20,680	19,271

Total Costco stockholders’ equity	11,819	10,833
Noncontrolling interests	202	179

Total equity	12,021	11,012

TOTAL LIABILITIES AND EQUITY	$32,701	$30,283